As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-218161

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-218161

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYS INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-4072657
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Two Harbors Investment Corp.

575 Lexington Avenue, Suite 2930

New York, New York, 10022

(612) 629-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Siering

President and Chief Executive Officer

Two Harbors Investment Corp,

Lexington Avenue, Suite 2930

New York, New York, 10022

(612) 629-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott M. Freeman

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

CYS Investments, Inc., a Maryland corporation (the “Company”) is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-218161) filed with the Securities and Exchange Commission on May 22, 2017 (the “Registration Statement”) to deregister any and all securities of the Company that had been registered for issuance under the Registration Statement that remain unsold thereunder. The Registration Statement registered shares of the Company’s common stock, preferred stock, debt securities, or any combination thereof (collectively, the “Securities”).

On April 25, 2018, the Company, Two Harbors Investment Corp., a Maryland corporation (“Two Harbors”), and Eiger Merger Subsidiary LLC, a Maryland limited liability company and an indirect, wholly owned subsidiary of Two Harbors (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which, subject to the terms and conditions therein, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). As a result of the Merger, the surviving corporation became an indirect wholly owned subsidiary of Two Harbors.

In connection with the Merger, the Company is terminating all offers and sales of the Securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 31, 2018.

CYS INVESTMENTS, INC.

By:	/s/ Thomas E. Siering
Name:	Thomas E. Siering
Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.